Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer (601) 649-4030

SANDERSON FARMS, INC. NAMES

SONIA PÉREZ TO BOARD OF DIRECTORS

LAUREL, Miss. (July 19, 2019) — Sanderson Farms, Inc. (NASDAQ: SAFM) today announced that Sonia Pérez was elected to the Company’s Board of Directors, effective July 18, 2019. She will serve as a Class C director until the annual meeting of shareholders in 2020 and will, if re-elected at that meeting, serve for a term expiring in 2022.

Pérez currently serves as President of AT&T Southeast States, where she is responsible for developing the overall strategic direction of AT&T’s corporate activities throughout her region. She leads AT&T’s workforce, oversees operations including its technology deployment and infrastructure investment, and directs teams responsible for implementing public policy, legislative, regulatory and philanthropic initiatives. Prior to this position, she was named the first woman president of AT&T Louisiana in 2010, having previously worked in various management capacities at AT&T in Houston and McAllen, Texas.

Pérez currently serves as Chair of the Board of the Louisiana Association of Business and Industry, and is past chair of the state’s business roundtable, the Committee of 100. She previously led the governor’s Economic Development Transition Team. She is the Immediate Past Chair of the Board of Trustees of Xavier University of Louisiana and a governor’s appointee on the Louisiana Board of Regents. She is a member of the University of Texas System Foundation Board and received the university’s 2017 Distinguished Alumnus Award. In 2006, she was the first Latina elected president of the Texas Exes, the university’s alumni association. Pérez is also a member of the board of the National World War II Museum in New Orleans.

Her numerous civic awards and distinctions include the 2015 Weiss Award from the New Orleans Council for Community and Justice, 2015 Role Model from the Young Leadership Council of New Orleans, 2014 induction into the Louisiana Center for Women in Government and Business Hall of Fame and the 2013 Inspiration Award from the Hispanic Chamber of Commerce of Louisiana.

Pérez holds a Bachelor of Journalism Degree with Honors from the University of Texas at Austin and is a native of San Antonio, Texas.

Commenting on the announcement, Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc., said, “We are delighted to welcome Sonia Pérez to our Board of Directors as an independent director. Her long tenure with AT&T in a variety of leadership positions makes her an ideal candidate for Sanderson Farms. She brings extensive corporate experience and a technology background that will complement the work and expertise of our other members. Additionally, her impressive history of public service and board leadership aligns well with our corporate culture. We are confident she will make an immediate and meaningful contribution to the work of the Sanderson Farms’ Board of Directors, and we look forward to her participation as we continue to execute our growth strategy.”

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Sanderson Farms Names Sonia Pérez to Board of Directors

July 19, 2019

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

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